Exhibit 99.1

The estimated expenses incurred by Duke Realty Corporation (the “Company”) in connection with its issuance and sale of its 8.375% Cumulative Redeemable Preferred Shares and related Depositary Shares are set forth in the following table:

SEC Registration Fee*	$12,429
Rating Agencies’ Fees	$405,000
Printing and Engraving Costs	$15,000
Legal Fees and Expenses	$65,000
Accounting Fees and Expenses	$20,000
Blue Sky Fees and Expenses	$0
Depositary and Transfer Agent Fee	$3,500
Miscellaneous	$4,071
Total	$525,000

*   On July 31, 2006, the “Company and the Duke Realty Limited Partnership (the “Operating Partnership”) filed with the Securities and Exchange Commission (the “Commission”) an Automatic Shelf Registration Statement (the “Registration Statement”) on Form S-3 for the registration of an indeterminate amount of various securities, including debt securities of the Operating Partnership. In connection with the filing of such Registration Statement, and in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Company and the Operating Partnership deferred payment of all registration fees, except for $39,739 that already had been paid with respect to $356 million aggregate public offering price of securities that were previously registered pursuant to Registration Statement No. 333-120492 and had not yet been issued and sold.  With respect to the Depositary Shares, the Company paid a registration fee of $12,429 (which is reflected in the table above).